Exhibit 10.1
ADVISOR AGREEMENT

This Advisor Agreement (the “Agreement”) is entered into by and between Exicure, Inc. (the “Company”) and Brian C. Bock, an individual (“Advisor”) (each of the Advisor and the Company, a “Party,” and collectively, the “Parties”) is effective as of February 4, 2022 (the “Effective Date”).

RECITALS
Whereas, the Company and the Advisor are party to that certain Employment Agreement effective April 16, 2021 as amended by the First Amendment to the Employment Agreement dated December 10, 2021 (the “Employment Agreement”);
Whereas, the Advisor is currently employed by the Company as its Chief Executive Officer;
Whereas, the Advisor will separate from his position as Chief Executive Officer of the Company effective as of the date on which the Company has hired a new Chief Executive Officer (the “Transition Date”); and
Whereas, the Company desires to retain the services of the Advisor to serve as the Special Advisor to the Chief Executive Officer and perform the services described herein from the Transition Date through the end of the Advising Period (as defined below) and the Advisor desires to be engaged by the Company to provide such services on the terms and conditions described herein from the Transition Date through the end of the Advising Period (as defined below).
Now Therefore, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Advisor and the Company enter into this Agreement on the following terms and conditions:

1.Transition. Advisor will continue to be employed as the Chief Executive Officer of the Company from the Effective Date through the Transition Date. Effective as of the Transition Date, (i) the Advisor’s employment with the Company will terminate, and (ii) the Advisor will commence his service as an advisor to the Company in the role of Special Advisor to the Chief Executive Officer pursuant to the terms of this Agreement.
2.Advising Period. The term of the “Advising Period” is for three (3) months from the Transition Date, unless earlier terminated as provided in this Agreement. Thereafter, this Agreement will automatically renew on a quarterly basis, unless either Party terminates the Agreement prior to such quarterly anniversary date.
3.Engagement of Advising Services. Advisor shall provide the following services as an advisor of the Company, with hours to be mutually agreed between the Parties, during the Advising Period: (i) assisting the Company in the transition of his duties to his successor, (ii) serving as a non-executive special advisor to the Chief Executive Officer and advising with respect to matters including, but not limited to, providing services to the Company relating to financing and strategic matters, and (iii) assisting with special projects, as reasonably requested and mutually agreed upon from time to time. The Advisor shall not, by virtue of the advising services provided hereunder, be considered an officer or executive of the Company or its affiliates, and he shall have no power or authority to contract in the name of or bind the Company or its affiliates.

4.Compensation. During the Advising Period, the Company shall provide Advisor with compensation at a flat rate of $25,000.00 per month, payable in accordance with the Company’s normal payroll practices. In addition, during the Advising Period, the Company shall reimburse the Advisor for all pre-approved reasonable expenses incurred by him in the course of performing his services under this Agreement (which expenses are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses), subject to the Company’s requirements with respect to reporting and documentation of expenses.
5.Independent Contractor Relationship. Executive is an independent contractor and not an employee of the Company. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Advisor chooses to complete the advising services are in Advisor’s sole discretion and control. Advisor shall be free at all times to arrange the time and manner of performance of the advising services. Advisor is not required to maintain any schedule of duties or assignments.
6.Tax Treatment. Advisor and the Company agree that the Company will treat Advisor as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Advisor agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Advisor, or any employee of Advisor, is injured in any manner while performing obligations under this Agreement. Advisor will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Advisor and his employees. The Company will not withhold any taxes or prepare W-2 Forms for Advisor, but will provide Advisor with a Form 1099, if required by law. Advisor is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. No part of Advisor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Advisor with the appropriate taxing authorities, as required by law.
7.Employee Benefits. Advisor acknowledges and agrees that he shall not receive any employee benefits of any kind from the Company as of the Transition Date. Advisor is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Advisor’s independent contractor status. In addition, Advisor (on behalf of his and on behalf of Advisor’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Company’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Company to its employees. Notwithstanding the above, this Agreement does not amend or abrogate in any manner any benefit continuation or conversion rights provided by the provision of a benefit plan or by law arising out of Advisor’s previous employment relationship with Company.
8.Return of Company Property. All correspondence, records, documents, software, promotional materials, and other Company property including all copies, which came into the Advisor’s possession by, through or in the course of Advisor’s employment, regardless of the source and whether created by the Advisor, are the sole and exclusive property of the Company, and immediately upon the termination of this Agreement, or any time at the Company’s request, the Advisor shall return to the Company all such property of the Company. Notwithstanding the foregoing, the Advisor may retain his contacts and calendar.

9.Conflict of Interest. During the term of this Agreement, unless written permission is given by the Board, Advisor will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Company nor may Advisor enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Advisor warrants that there is no other contract or duty on his part that prevents or impedes Advisor’s performance under this Agreement. Advisor agrees to indemnify Company from any and all loss or liability incurred by reason of the alleged breach by Advisor of any services agreement with any third party.
10.Confidential Information. Advisor agrees to hold Company’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Advisor also agrees not to use any of Company’s Confidential Information for any purpose other than performance of Advisor’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Company to Advisor, or otherwise, regarding Company or its business obtained by Advisor pursuant to services provided under this Agreement that is not generally known in the Company’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Company or Advisor in the course of Company’s business. Advisor’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Advisor can document by competent proof that such portion: (i) is in the public domain through no fault of Advisor; (ii) has been rightfully independently communicated to Advisor free of any obligation of confidence; or (iii) was developed by Advisor independently of and without reference to any information communicated to Advisor by Company. In addition, Advisor may disclose Company’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Advisor by Company is the sole and exclusive property of Company or its suppliers or customers. Upon request by Company, Advisor agrees to promptly deliver to Company the original and any copies of such Confidential Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and Advisor, nothing in this Agreement shall limit Advisor’s right to discuss Advisor’s engagement with the Company or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Advisor’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Advisor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Advisor’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Advisor’s continuing duties under any prior agreement between Advisor and the Company.

11.Termination. Either Party may terminate this Agreement at any time and for any reason, or no reason, upon two week’s advance written notice.
a.Effect of Termination. Upon any termination or expiration of this Agreement, Advisor (i) shall immediately discontinue all use of Company’s Confidential Information delivered under this Agreement; (ii) shall delete (subject to any litigation hold relating to the Lawsuit) any such Company Confidential Information from Advisor’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Company, or, at Company’s option, destroy, all copies of such Confidential Information then in Advisor’s possession.
b.Survival. The rights and obligations contained in Sections 5-10, 11(a), 13,-18 will survive any termination or expiration of this Agreement.
12.Indemnification. Advisor shall indemnify and hold harmless the Company and its officers, directors, agents, owners, and employees, for any claims brought or liabilities imposed against the Company by Advisor or by any other party (including private parties, governmental bodies and courts), including claims related to worker’s compensation, wage and hour laws, employment taxes, and benefits, and whether relating to Advisor’s status as an independent contractor or any other matters involving the acts or omissions of Advisor. Indemnification shall be for any and all losses and damages, including costs and attorneys’ fees.
13.Successors and Assigns. The Company’s rights and obligations under this Agreement will inure to the benefit of, and be binding on, a successor of the Company. No rights or obligations of the Advisor under this Agreement may be assigned or transferred by him. This Agreement may be assigned or transferred by the Company.
14.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by electronic email transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the Advisor at his last known address of the Advisor as set forth in the Company’s records, or to such other address as either Party may specify by notice to the other actually received.
15.Governing Law. This Agreement shall be governed in all respects by the laws of the State of Illinois, as such laws are applied to agreements entered into and to be performed entirely within Illinois between Illinois residents. Any suit involving this Agreement shall be brought in a court sitting in Illinois. The Parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.
16.Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
17.Waiver. The waiver by Company of a breach of any provision of this Agreement by Advisor shall not operate or be construed as a waiver of any other or subsequent breach by Advisor.
18.Entire Agreement. This Agreement constitutes the entire understanding of the Parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the Parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Advisor and the Company. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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In Witness Whereof, the Parties have executed this Agreement effective as of the date first written above.

Exicure, Inc.

/s/ Timothy P. Walbert
Timothy P. Walbert
Chairman of the Board of Directors
Advisor

/s/ Brian C. Bock

Brian C. Bock

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